                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               BAIRNCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                               BAIRNCO CORPORATION
                           300 PRIMERA BLVD, SUITE 432
                            LAKE MARY, FLORIDA 32746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 19, 2001


To Shareholders:

        The Annual Meeting of Shareholders of Bairnco Corporation (the "Company", or "Bairnco") will be held on Thursday, April 19, 2001, at Bairnco's corporate offices, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 A.M., local time, for the following purposes:

        1.      To elect the Board of Directors of Bairnco.

        2.      To ratify management's selection of Bairnco's auditors.

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                              --------------------

        Only shareholders of record at the close of business on March 5, 2001 will be entitled to notice of and to vote at the meeting.

        If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.


                                   By Order of the Board of Directors

                                   /s/ Larry D. Smith
                                   ----------------------------------
                                   Larry D. Smith
                                   Secretary

Lake Mary, Florida
March 12, 2001



THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                               BAIRNCO CORPORATION
                          300 PRIMERA BLVD., SUITE 432
                            LAKE MARY, FLORIDA 32746


                               ------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 19, 2001

                               ------------------


                                  INTRODUCTION


        The Annual Meeting of Shareholders of Bairnco Corporation will be held on Thursday, April 19, 2001, at Bairnco's corporate headquarters, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 a.m., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

        If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement, and in favor of the ratification of auditors. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting.

        Only shareholders of record at the close of business on March 5, 2001, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 7,313,334 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

        The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 15, 2001. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

        The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 2001 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 2000 Annual Meeting of Shareholders, with the exception of Mr. Wolf who is standing for election as a new director, replacing Richard Shantz who is retiring after 11 years as a director.

        If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.


NAMES AND AGES OF NOMINEES                    DATA PERTAINING TO NOMINEES


Luke E. Fichthorn III (59) ...........  Since May 23, 1990, Mr. Fichthorn has
                                        served as the Chairman and on December
                                        18, 1991, Mr. Fichthorn became Chief
                                        Executive Officer of Bairnco. For over
                                        twenty-five years, Mr. Fichthorn has
                                        been a private investment banker and
                                        partner of Twain Associates, a private
                                        investment banking and consulting firm.
                                        Mr. Fichthorn became a director of
                                        Bairnco in January, 1981. Mr. Fichthorn
                                        is also a director of Florida Rock
                                        Industries, Inc., and Patriot
                                        Transportation Holding, Inc.

Charles T. Foley (62) ................  For the past 28 years, Mr. Foley has been President, Chief Investment Officer and a director of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. Mr. Foley is Chairman of the Audit Committee and a member of the Nominating and Compensation Committees. Mr. Foley has been a director of Bairnco since May, 1990.

James A. Wolf (58)....................  Mr. Wolf was with the international management consulting firm, Booz, Allen
                                        and Hamilton, from June 1967 to March
                                        1989, where he was the partner directing the firm's industrial marketing consulting practice. From 1989 to present he has been an independent consultant, providing business and marketing counsel to industrial and commercial clients. In April 1997 he also founded and became President of Marketwolf, Inc., which does strategic business and organization planning for privately-held industrial products companies.

William F. Yelverton (59).............  Currently, Mr. Yelverton is an
                                        independent business consultant. From
                                        January 2000 until November 2000, Mr.
                                        Yelverton served as CEO of
                                        LiveInsurance.com, an online insurance
                                        brokerage agency. From July 1997 until
                                        January 2000, Mr. Yelverton was an
                                        independent consultant. From September
                                        1995 through June 1997, Mr. Yelverton
                                        was Executive Vice President of
                                        Prudential Insurance Company of America.
                                        From September 1989 until September 1995 he was Chairman and CEO of New York Life Worldwide Holding, Inc., an insurance holding company. Mr. Yelverton was elected as a director in August 1991. Mr. Yelverton is Chairman of the Nominating Committee and is a member of the Audit and Compensation Committees.

        Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                       MEETINGS OF THE BOARD OF DIRECTORS

        During 2000, Bairnco's Board of Directors met seven times for regular meetings, had three regular telephonic meetings and conducted one special telephonic meeting. Each director attended more than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

        Each non-employee director received an annual retainer of $16,000 per year payable in four quarterly installments and a fee of $1,500 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day and attended in person are limited to $1,500. No fees are paid for meetings conducted via telephone. It is also the company's policy to grant to each non-employee director an option to purchase 5,000 shares of Bairnco stock when they are initially elected to the Board and 1,000 shares of Bairnco stock annually thereafter provided they remain a Board member. The exercise price of the option is set at the fair market value of the common stock at the date of grant. One third of the options vest in each of the succeeding three years at the anniversary date of the grant. The options remain exercisable for ten years from the date of vesting.

        In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No such payments were made during 2000.

        During 2000, Bairnco's outside directors received the following compensation: Charles T. Foley - $25,000 Richard A. Shantz - $25,000, William F. Yelverton - $26,500. Each director was also granted an option to purchase 1,000 shares of Bairnco stock as described above.

        It is the present policy of Bairnco that outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis, or receiving in a lump sum, the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield.


                      COMMITTEES OF THE BOARD OF DIRECTORS

        Bairnco has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Compensation Committee met eight times during 2000 and the Audit Committee met four times during 2000. The non-employee directors who are members of the Audit Compensation and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 2000, the Audit and Compensation Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

        The Audit Committee reviews and recommends to the Board of Directors the engagement of the independent auditors of Bairnco and its subsidiaries, and reviews with the auditors their work, fees and the accounting policies and practices of Bairnco and its subsidiaries.

        The Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $150,000. The Compensation Committee also reviews and approves management incentive compensation and reviews and administers the stock option plan.

        The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors. The Nominating Committee will not consider recommendations from shareholders; the Committee believes it has sufficient resources and contacts to fulfill its obligations.


             COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

        The following table sets forth information as of December 31, 2000, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                                   AMOUNT AND NATURE OF       PERCENTAGE OF ISSUED
                                                  BENEFICIAL OWNERSHIP OF       AND OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                   COMMON STOCK              COMMON STOCK
------------------------------------                   ------------              ------------
Marvin Schwartz                                           922,800                  12.63%
   605 Third Avenue
   New York, NY 10158

FMR Corp.                                                 900,900                  12.33%
   82 Devonshire Street
   Boston, MA 02109

Dimensional Fund Advisors Inc.                            638,200                   8.73%
   1299 Ocean Avenue
   Santa Monica, CA 90401

Steel Partners II., L.P.                                  534,100                   7.31%
   150 East 52nd Street
   21st Floor
   New York, New York 10022

Neuberger & Berman, LLC                                   421,600                   5.77%
   605 Third Avenue
   New York, NY 10158


The Company has retained the services of Neuberger & Berman, LLC to serve as investment manager with respect to a portion of the assets in the Bairnco Corporation Retirement Plan. Neuberger & Berman, LLC is a registered investment advisor under the Investment Advisors Act of 1940 and serves as investment advisor to numerous individuals and retirement plans. Fees payable under this arrangement are customary for these services.

        The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the executive officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of December 31, 2000.


                                                                                            PERCENTAGE OF
                                                          AMOUNT AND NATURE OF         ISSUED AND OUTSTANDING
                                                        BENEFICIAL OWNERSHIP OF           COMMON STOCK ON
NAME OF INDIVIDUAL OR GROUP                                   COMMON STOCK               DECEMBER 31, 2000
---------------------------                                   ------------            ------------------------
Luke E. Fichthorn III                                          487,965(1)                    6.68%
Charles T. Foley                                               289,449(2)                    3.96%
James W. Lambert                                                 8,250(3)                   (9)
Lawrence C. Maingot                                              3,285(4)                   (9)
Richard A. Shantz                                              303,099(5)                    4.15%
Larry D. Smith                                                   5,538(6)                   (9)
William F. Yelverton                                            36,899(7)                   (9)
All executive officers and directors
  as a group (7 persons)                                     1,134,485(8)                   15.52%


----------

(1) Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of these shares. Also includes shares that would be issued upon exercise of 350,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(2) Includes 22,850 shares owned by Estabrook Capital Management, Inc. ("Estabrook") which represents less than 1% of the issued and outstanding shares. Mr. Foley is President, Chief Investment Officer and a director of Estabrook. Estabrook has represented to Bairnco that it has created a "Chinese wall" that prevents Mr. Foley from participating in any investment or voting decisions with respect to such shares. Accordingly, Mr. Foley disclaims beneficial ownership of the shares of Bairnco Common Stock held by Estabrook. Also includes shares that would be issued upon the exercise of 12,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(3) Includes 1,000 shares owned by Mrs. Lambert. Also includes shares that would be issued upon the exercise of 6,250 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(4) Mr. Maingot indirectly owns 1,410 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon the exercise of 1,875 vested unexercised stock options under the 1990 Bairnco Stock Option Plan.

(5) Includes 25,700 shares owned by Mrs. Shantz as to which Mr. Shantz disclaims beneficial ownership. Also, includes shares that would be issued upon the exercise of 10,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(6) Mr. Smith indirectly owns 538 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon exercise of 5,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(7) Includes shares that would be issued upon the exercise of 11,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(8) Includes a total of 30,200 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 399,122 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(9) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

                           COMPENSATION OF MANAGEMENT
GENERAL

The following table sets forth information regarding the compensation paid, distributed or accrued for services rendered during 1998, 1999, and 2000 to the Chairman of the Board and each of the three other most highly compensated executive officers of Bairnco (collectively the "Named Executives").


                           SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                                                              Compensation
                                                   Annual Compensation           Awards          All Other
Name and Principal Position             Year       Salary        Bonus          Options        Compensation
---------------------------             ----       ------        -----          -------        ------------
                                                    ($)           ($)               (#)               ($)
Luke E. Fichthorn III                   2000      $396,780      $288,750             -0-               -0-
Chairman of the Board                   1999       385,167       292,500             -0-               -0-
                                        1998       374,167       157,500             -0-               -0-

Larry D. Smith (1)                      2000      $153,500        82,431             -0-               -0-
Vice President Administration           1999       102,885        92,664         20,000            28,107
                                        1998            -0-           -0-            -0-               -0-

James W. Lambert (2)                    2000      $139,000        72,240             -0-               -0-
Vice President Finance                  1999       113,333        75,348         17,500                -0-
                                        1998       107,667        30,900             -0-            3,260

Lawrence C. Maingot (3)                 2000       $81,500        46,053             -0-               -0-
Corporate Controller                    1999        63,000        32,819          2,000                -0-
                                        1998        60,725        14,600             -0-               -0-


----------

1) Mr. Smith was appointed VP Administration and Corporate Secretary in April 1999. Amounts shown under All Other Compensation for Mr. Smith relate to relocation allowances and reimbursement of relocation expenses.

2) Mr. Lambert was appointed Corporate Controller in August 1997 and was promoted to Vice President Finance effective December 31, 1999, replacing Mr. Wilkinson who retired. Amounts shown under All Other Compensation for Mr. Lambert relate to relocation allowances and reimbursement of relocation expenses.

3) Mr. Maingot was promoted to Corporate Controller effective December 31, 1999, replacing Mr. Lambert.

STOCK OPTIONS

        The following tables set forth information for each Named Executive with regard to stock option grants and exercises during 2000 and the value of stock options held as of December 31, 2000. Under Securities and Exchange Commission regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5% to 10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company's stock at a future date, which may or may not correspond to the projections below.


                         OPTIONS GRANTED IN FISCAL 2000


                                                                                                    Potential Realizable
                        Number of         % of Total                                                Value at Assumed Annual
                        Securities        Options Granted to                                        Rates of Stock
                        Underlying        Employees in                            Expiration        Appreciation for
Name                    Options Granted   Fiscal 2000         Exercise Price      Date              Option Term
----                    ---------------   ------------------  --------------      ----------        ------------------------
                                                                                                        5%          10%
                                                                                                        --          ---
NONE



                       AGGREGATED OPTION EXERCISES IN 2000
                         AND 2000 YEAR END OPTION VALUE

                              Shares                        Number of Securities            Value of Unexercised
                           Acquired on       Value         Underlying Unexercised          In-the-Money Options at
                             Exercise      Realized       Options at Year-End (#)             Year-End ($) (1)
Name                           (#)           ($)          Exercisable   Unexercisable     Exercisable    Unexercisable
----                           ---           ---          -----------   -------------     -----------    -------------
Luke E. Fichthorn III           -0-          -0-            350,000         $-0-           $591,500          $-0-

Larry D. Smith                  -0-          -0-              5,000         15,000           $6,275         $18,825

James W. Lambert                -0-          -0-              6,250         13,750           $2,928          $8,784

Lawrence C. Maingot             -0-          -0-              1,875          1,625             $376          $1,133


---------------------
(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 2000 and the option grant price.

Bairnco Retirement Plan

        Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco, and its U.S. subsidiaries, Kasco Corporation and Arlon, Inc., participate.

        Remuneration covered by the Bairnco Plan in a particular year includes that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 2000 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 2000 in respect of 1999 awards.

        The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:



          Average                                         Years of Service at Retirement
       Compensation                 -----------------------------------------------------------------------------
       At Retirement                5                10                15                20            25 or More
       -------------               ---              ---               ---               ---            ----------
         $50,000                 $3,734            $7,469           $11,203            $14,937          $18,671
          75,000                  6,172            12,344            18,515             24,687           30,859
         100,000                  8,609            17,219            25,828             34,437           43,046
         150,000                 13,484            26,969            40,453             53,937           67,421
         170,000 or more         15,434            30,869            46,303             61,737           77,171


        In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $170,000 for 2000. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $170,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $170,000 limit.

        For each of the following, the credited years of service under the Bairnco Plan as of December 31, 2000, and the remuneration received during 2000 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 11 years and $170,000; Mr. Smith, 2 years and $170,000; Mr. Lambert, 4 years and $170,000; Mr. Maingot, 9 years and $114,319.

        In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, a non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $41,861 payable upon normal retirement date, based upon 25 projected years of credited service, and 2000 covered remuneration of $170,000.


EXECUTIVE CONTRACTS

EMPLOYMENT AGREEMENT WITH MR. FICHTHORN

        On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $400,670 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

        In accordance with the agreement, Mr. Fichthorn received, on the date when he became an employee of Bairnco, stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant; of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992. An additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995. The remaining 83,334 became exercisable on May 31, 2000, the tenth anniversary of the date of grant.

        All options will remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

        Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (24 years) were treated as years of service under that plan. The supplemental, non-qualified benefit (as described above) is fully vested.

        The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

        If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        The Compensation Committee consisted of the following members during all of 2000: Messrs. Charles Foley, Richard Shantz and William Yelverton. All the members of the Committee are outside directors. Prior to his retirement on January 2, 1992, Mr. Shantz was President of the Corporation. He was elected to the Compensation Committee on February 20, 1992.


BOARD COMPENSATION COMMITEE REPORT ON EXECUTIVE COMPENSATION

        COMPENSATION PHILOSOPHY

        The Company's executive compensation program is based on two objectives:
(i) providing market-competitive compensation opportunities, and (ii) creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

        The components of the Company's executive compensation program include: annual base cash compensation, management incentive compensation (MIC), and longer term incentives consisting of stock options.

        Base salaries are targeted at the median of competitive data for industrial companies. (These companies differ from those shown as the Company's peer group in the Performance Graph on page 16 because the Company competes for talent with a broader group of employers than just those in its industry.) During 2000, the Company utilized information from several nationwide salary surveys as a basis to make upward adjustments in salary ranges to maintain competitiveness. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the positions, duties and responsibilities in accordance with a formal Compensation Policy.

INCENTIVE COMPENSATION

        Incentive compensation depends upon company performance as measured by net income per share, and is administered through Bairnco's Management Incentive Compensation (MIC) Program. The annual pool for the MIC Program for executives is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share, including the management incentive compensation annual pool as a cost in arriving at pre-tax income. Over the past fiscal year, net income was equal to $1.07 per share, generating a total bonus pool of $1,155,000 of which $568,405 was paid out.

        Distribution of MIC awards to eligible employees is dependent upon the Compensation Committee's objective evaluation of the individual employee's achievement, as measured against predetermined specific objectives for each employee, and distributions are made on an annual basis.

STOCK OPTION PLAN

        The 2000 Bairnco Stock Incentive Plan (the "Option Plan") was approved by shareholders at the 2000 Annual Meeting of Shareholders. Under the terms of the Option Plan, the Committee has complete discretion in determining the participation and number of options, (up to an annual maximum of 250,000 Common Shares) if any, to be granted to a Participant. The Committee has established and follows guidelines with respect to the granting of options under the Option Plan to employees upon their hire or promotion to important managerial, professional or supervising classifications.

COMPENSATION EARNED BY THE CHIEF EXECUTIVE OFFICER

        In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in improving operating performance. The Committee also reviewed the Chairman's base salary against recent salary surveys. This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 1999. On May 1, 2000 he received a salary increase of 3.0% resulting in a current salary for Mr. Fichthorn of $400,670. In accordance with his contract, Mr. Fichthorn also earned a bonus for 2000 in the amount of $ 288,750 which represents 25% of the pool generated by the formula described above.

162 (m) DISCLOSURE

        Based on current levels of compensation, no executive officer is expected to receive compensation for 2001 services which would be non deductible under Section 162 (m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.


Respectfully submitted,
The Compensation Committee


Richard A. Shantz, Chairman
Charles T. Foley
William F. Yelverton

        PERFORMANCE GRAPH

        Presented in the graph below is a comparison of the five year cumulative returns among Bairnco Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Index ("DJELQ"). The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 1995, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.

        Prior to 2000, Bairnco developed a composite peer group index using three industry group indices published by Dow Jones. The indices used, each of which was weighted equally in deriving the composite index, were the Dow Jones Electrical Components and Equipment Index, the Dow Jones Industrial - Diversified Index and the Dow Jones Diversified Technology Index. During 2000, Dow Jones changed several of their historical indices including those used by Bairnco in its composite index. The comparative historical composite index is thus no longer available. Therefore, Bairnco will use the DJELQ as its comparative single published industry or line-of-business index effective January 1, 2000.


                              [PERFORMANCE GRAPH]



PERFORMANCE GRAPH - 2000
FIVE YEAR CUMULATIVE RETURN COMPARISON
AMONG BAIRNCO, S&P 500 AND COMPOSITE


                                Bairnco       Russell      DJELQ
                                -------       ------       -----
         1995                     100          100          100
         1996                     119          116          125
         1997                     182          143          141
         1998                     134          139          158
         1999                     115          168          233
         2000                     151          163          157

                      PROPOSAL 2. RATIFICATION OF AUDITORS

        The Board of Directors has voted unanimously to retain the firm of Arthur Andersen LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 2001 fiscal year. The Board of Directors is submitting its selection of Arthur Andersen LLP to shareholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of the Board of Directors' selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting (assuming that a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF AUDITORS.

                                   AUDIT FEES

The aggregate fees charged for professional services rendered by Arthur Andersen LLP in connection with its audit of the Company's financial statements during the year ended December 31, 2000 and for its reviews of unaudited quarterly financial statements contained in the reports on Form 10-Q filed by the company during the year totaled $125,000, and associated out-of-pocket expenses were $13,000.

                                 ALL OTHER FEES

The aggregate fees billed for all services rendered by Arthur Andersen LLP other than the Audit Fees describes above during the year ended December 31, 2000 totaled $61,000. Arthur Andersen LLP did not provide any financial systems design or implementation services during the year. The Audit Committee considered whether the provision of these services was compatible with maintaining the independence of Arthur Andersen, and concluded that it was compatible with maintaining such independence.

                             AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Audit Committee") monitors the financial reporting process on behalf of the Board. All members of the Audit Committee are independent, based on the definitions set forth by the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee written charter is included as Exhibit A to this Proxy Statement.

During 2000, the Audit Committee met four times, and the Committee chair, as representative of the Audit Committee, and discussed the interim financial information contained in each quarterly earnings announcement with the Vice President, Finance and independent auditors prior to the filing of the Company's Form 10-Q.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and discussed with the auditors any relationships that might affect their objectivity and independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and the independent auditors express an opinion on those financial statements based on their audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of Arthur Andersen LLP as independent auditors, and the Board concurred in such recommendation.

Respectfully submitted,
The Audit Committee
Charles T. Foley, Chairman
Richard A. Shantz
William F. Yelverton



                      PROPOSALS BY HOLDERS OF COMMON STOCK

        Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 2002 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 2001. The executive offices of Bairnco currently are located at 300 Primera Blvd., Suite 432, Lake Mary, Florida 32746.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based upon a review of filings with the Securities and Exchange Commission and written representations from its directors and executive officers that no other reports were required, the Company believes that all of the Company's directors and executive officers complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2000. The Company is not aware of any beneficial holder of 10% of the Company's common stock that has not complied with filing requirements.

                           EXPENSES AND OTHER MATTERS

        Bairnco will pay the costs of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

        In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

        Management does not intend to present any further items of business to the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.



                                             By Order of the Board of Directors

                                             /s/  Larry D. Smith
                                             ------------------------------
                                             Larry D. Smith
                                             Secretary


Lake Mary, Florida
March 12, 2001


       PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN
                        THE ENCLOSED ADDRESSED ENVELOPE.

                                                                       EXHIBIT A


                               BAIRNCO CORPORATION
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER


                                     PURPOSE

The primary function of the Audit Committee (the "Committee") of Bairnco Corporation (the "Company") is to monitor management's and the independent auditor's participation in the financial reporting process, and to otherwise review and evaluate the audit efforts and independence of the independent accountants.

                                   COMPOSITION

A) The Audit Committee shall be comprised of three or more independent directors as determined by the Board of Directors (the "Board").

B) Each member of the Committee shall be, in the opinion of the Board, financially literate, and at least one member must have accounting or related financial management expertise. No member of the Committee shall have any relationship to the Company that might interfere with such member's independence from the Company and its management. In addition, the following restrictions shall apply to every member of the Committee:

        i) No individual who is either an employee or executive officer of the Company or any of its affiliates (or an immediate family member of an employee or executive officer of the Company) may serve on the Committee until at least three (3) years following the termination of such person's employment; and

        ii) No individual who is either a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company or who has a direct business relationship with the Company may serve on the Committee unless the Board determines that the relationship does not interfere with the exercise of such member's independent judgment; provided, however, that the Board need not make such determination if at least three (3) years have elapsed since the termination of such disqualifying relationship; and

        iii) No individual may serve on the Committee if such person is employed as an executive of another corporation whose compensation committee includes any of the executive officers of the Company.

The members of the Committee shall be subject to such further or different restrictions and requirements for qualification as may be required from time to time by the Securities and Exchange Commission and any stock exchange which lists the Company's securities.

C) The members of the Committee shall be elected by the Board of Directors at the annual meeting of the Board or until their successors shall be duly elected and qualified. Term of membership of the Committee is at the discretion of the Board, but maintenance of continuity while bringing a fresh perspective is to be considered. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full membership.

                                    MEETINGS

The Committee shall meet at least twice annually, or more frequently as circumstances dictate.

                           RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

                          DOCUMENTS AND REPORTS REVIEW

1) Review and update this Charter periodically, at least annually, as conditions dictate.

2) Cause the Company's independent accountants to review, prior to filing, any interim financial statements of the Company to be included in its quarterly reports on Form 10-Q.

3) Discuss with management any significant issues raised by the independent accountants with respect to the quality of the Company's accounting principles and financial reporting processes.

4) Prepare and submit an audit committee report to be set forth in the Company's proxy statement which sets forth whether:

        a) the Committee has reviewed and discussed the Company's audited financial statements with management; and

        b) the Committee has discussed with its independent accountants the matters required to be discussed by SAS 61; and

        c) the Committee has received written disclosures and a letter from its independent accountants required by ISB Standard No. 1 and has discussed with its accountants the accountants' independence; and

        d) the Committee has recommended to the Company's Board that the audited financial statements be included in the Company's annual report on Form 10-K.

5) Cause the Company to disclose in its proxy statements whether the Committee members are independent, the standard used in such determination, and disclosure of information regarding any member of the Committee who is not independent.

                             INDEPENDENT ACCOUNTANTS

1) Have the authority and responsibility with the Board for the selection and evaluation of the Company's independent accountants and the selection and appointment of their successors. The Company's independent accountants ultimately shall be accountable to the Committee and the Board.

2) Recommend to the Board the selection of the independent accountants. The Committee shall require the Company's independent accountants to prepare and submit to the Committee on a periodic basis a formal written statement delineating all relationships or services between said independent accountants and the Company. The Committee shall review and discuss all relationships disclosed by the Company's independent accountants which may impact upon their objectivity and independence and shall be responsible for recommending to the Company's Board any appropriate action to ensure the independence of such accountants.

3) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.


                                      OTHER

1) Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Committee or the Board deem necessary or appropriate.

2) Cause the company to provide the New York Stock Exchange, on at least an annual basis and with respect to any changes to the composition of the Committee, with written confirmation regarding:

        a) any determination made by the Company's Board concerning the independence of its auditors;

        b)      the financial literacy of the Committee members;

        c) the determination that at least one member of the Committee has accounting or related financial management expertise; and

        d) the annual review and reassessment of the adequacy of this Charter;

3) Cause the Company to disclose in its proxy statements whether the Committee has adopted and the Board has approved a written charter for the Committee, and, if applicable, include a copy of such charter as an appendix to the Company's proxy statements at least once every three (3) years.

The foregoing Charter of the Audit Committee of the Board of Directors of Bairnco Corporation, a Delaware corporation, was adopted by the Audit Committee on the 14th day of June, 2000, and approved by the Board of Directors of said corporation on the 14th day of June, 2000.



        BAIRNCO CORPORATION


        BY: /S/ LARRY D. SMITH
            -----------------------------------------
               CORPORATE SECRETARY

                                      PROXY
                              BAIRNCO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, April 19, 2001
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION

     The undersigned hereby appoints LUKE E. FICHTHORN III, LARRY D. SMITH, and JAMES W. LAMBERT, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of BAIRNCO CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Bairncos corporate offices, 300 Primera Blvd., Suite 432, Lake Mary, Florida, on Thursday, April 19, 2001, at 9:00 A.M., local time, and at any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS

[  ]    FOR all nominees listed     [  ]     WITHHOLD AUTHORITY to vote for all
        below (except as listed              nominees listed below
        to the contrary below)

        NOMINEES: Luke E. Fichthorn III, Charles T. Foley, James A. Wolf,
                  William F. Yelverton

(INSTRUCTIONS: to withhold your vote from any individual nominee or nominees, check the FOR box above and write each such nominee's name on the space provided below.)

---------------------------------------------------------------

2. RATIFICATION OF THE BOARD OF DIRECTORS' ELECTION OF AUDITORS

[   ] FOR            [   ] AGAINST           [   ] ABSTAIN

3. TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

If no contrary instructions are indicated on this Proxy, this Proxy will be voted FOR Proposals 1, and 2.

                                         Dated:---------------------------------


                                         --------------------------------------
                                                        Signature


                                         --------------------------------------
                                                        Signature

                                         Please sign exactly as name appears at
                                         left. Joint owners should each sign.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         give your full title as such.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE